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                                                                    EXHIBIT 99.5

To GreenMountain.com Company:

Jupiter Communications hereby consents to the use of its name and the inclusion of the statements attributable to Jupiter Communications included in or made a part of the GreenMountain.com Company Registration on Form S-1 (Registration No. 333-75171).

/s/ Marla Kammer
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Name:Marla Kammer
Title:Director of Production

Date:June 2, 1999

The following information will be included in the Registration Statement:

"Jupiter Communications estimates that the number of Internet users in the United States will grow from 83.4 million at the end of 1998 to 144.2 million by the end of 2002 and that the value of goods and travel services purchased on the Internet in the United States will grow from $7.1 billion in 1998 to $41.1 billion in 2002."

"Jupiter Communications estimates that the number of Internet users in the world will grow from 112 million at the end of 1998 to 244 million by the end of 2002."